Exhibit 99.1

India Globalization Capital Announces a Change in its Board of Directors

BETHESDA, MD--(Marketwire –December 27, 2012) - India Globalization Capital, Inc. (NYSE MKT: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, announced today that its board of directors accepted the resignation of Director Ranga Krishna, effective December 31, 2012.  Mr. Krishna submitted his written request to resign from the board and all committees due to personal reasons and confirmed that there are no conflicts between him and the Company.

Mr. Ram Mukunda, CEO of IGC, commented: "We thank Mr. Krishna for his guidance over the past seven years. While he will no longer be a member of the Board, we will continue to seek his valuable advice. He will continue to serve the Company in the capacity of Senior Advisor."

About IGC:
Based in Bethesda, Maryland, India Globalization Capital, Inc. (IGC) is a materials and infrastructure company operating in India and China.  We currently supply Iron ore to Steel Companies operating in China.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A, Form 10-K for FYE 2012 and Form 10-Q for the quarter ended September 30, 2012 filed with the Securities and Exchange Commission on December 9, 2011, July 16, 2012, and November 14, 2012, respectively.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998